Exhibit 99.1

Jack in the Box Inc. to Promote Leonard Comma to SVP and Chief Operating Officer, Elana Hobson to VP of Operations, Division II

SAN DIEGO--(BUSINESS WIRE)--November 16, 2009--Jack in the Box Inc. (NASDAQ: JACK) today announced that Vice President of Operations Leonard A. Comma will be promoted to Senior Vice President and Chief Operating Officer, effective Feb. 1, 2010. Succeeding Comma will be Elana M. Hobson, who is currently the company’s Division Vice President of Operations Initiatives. Today’s announcement follows September’s disclosure that longtime executive Paul L. Schultz will retire as President and Chief Operating Officer on Jan. 31, 2010.

As COO, Comma will be responsible for the operations of all company and franchised Jack in the Box® restaurants, as well as restaurant development. Comma joined Jack in the Box Inc. in 2001 as Director of Convenience-Store & Fuel Operations for the company’s proprietary chain of Quick Stuff® convenience stores, which was sold earlier this year. In 2006, he was promoted to Regional Vice President of the company’s Southern California region, which included more than 150 company and franchised Jack in the Box restaurants. Since 2007, Comma has served as Vice President of Operations, Division II, for Jack in the Box Inc., overseeing nearly 1,200 company and franchised Jack in the Box restaurants in California, Idaho, Oregon and Washington. Prior to joining Jack in the Box Inc., Comma was a Regional Manager for ExxonMobil, where he was responsible for supporting more than 300 franchisees in California, Nevada and Arizona. Comma has an MBA from Nova Southeastern University in Fort Lauderdale, Fla., and a bachelor’s degree in finance from Drexel University in Philadelphia.

Chairman and Chief Executive Officer Linda A. Lang, who will take on the additional role of President when Schultz retires, said, “Lenny has extensive experience in restaurant and retail operations, including franchising, and has excelled in the diverse roles he’s held at Jack in the Box. In his current position, he has been instrumental in improving the cost structure of our field operations and has demonstrated outstanding leadership in the successful execution of other key strategic initiatives. We’re looking forward to his continued contributions as we expand Jack in the Box and transform our business model to be predominantly franchised.”

Upon Comma’s promotion, Hobson, a 32-year Jack in the Box veteran, will take over as the new VP of Operations for Division II. In her current role as DVP of Operations Initiatives, Hobson works closely with corporate and field leadership to ensure the timely and successful achievement of strategic goals related to a range of operations initiatives, from incentive programs to guest-service efforts. She joined the company in 1977 as a team member at a restaurant in Hayward, Calif. After serving as team leader and assistant manager, she was promoted to restaurant manager of a Jack in the Box in San Lorenzo, Calif., in 1981. In the years that followed, Hobson took on positions of increasing responsibility, including area manager in 1999. In 2003, she was promoted to Vice President of the company’s North Coast region, which included more than 160 restaurants in Northern California and Hawaii. She relocated to the company’s corporate offices in San Diego in 2007 as Division Vice President of Guest Service Systems, and earlier this year was promoted to her current position. Hobson is a graduate of California State University, East Bay in Hayward with an MBA and bachelor’s degree in finance.

“Lani has tremendous experience in all areas of Jack in the Box field operations and has done an outstanding job of leading two important corporate initiatives since relocating to San Diego,” Lang said. “I know she’s looking forward to returning to the field and working with our regional teams on growing sales and further improving upon the operational efficiencies that Lenny initiated during his time in that position. She has some big shoes to fill, but we have every bit of confidence in her leadership abilities.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with approximately 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with approximately 500 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291